FOR IMMEDIATE RELEASE

JMG Exploration Inc. Updates Status of Defaulted Loan to Newco Group Ltd.

Pasadena, California – July 22, 2008 – JMG Exploration, Inc., (“JMG” or the “Company”) (OTC:JMGEE) announced that Newco Group Ltd., a company organized under the laws of the British Virgin Islands (“Newco”), has failed to repay a $3 million loan and accrued interest and fees that was due July 10, 2008 and that on July 22, 2008 JMG issued a formal notice of default.

Newco has 15 days to transfer the shares of Iris Computers Ltd collateralizing this loan into the name of JMG, unless, prior to that date the default is cured or an alternative settlement arrangement is consummated by August 1, 2008.

About JMG:  JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factor, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the results of JMG’s review of the impact of the corrected calculation of depreciation, depletion and amortization and other factors described in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov).  JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

For further information contact:

JMG Exploration, Inc. or

Joe Skeehan, President and CEO

(626) 585-9555

Justin  Yorke, Director

(626) 310-0482